                                                                       EXHIBIT 8


                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 North LaSalle Street
                          Chicago, Illinois 60601-1003
                                  312/609-7500


 VEDDER, PRICE, KAUFMAN, KAMMHOLZ & DAY       VEDDER, PRICE, KAUFMAN & KAMMHOLZ       VEDDER, PRICE, KAUFMAN, KAMMHOLZ & DAY
          805 Third Avenue                    4615 East State Street, Suite 201                1600 M Street, N.W.
     New York, New York 10022-2203              Rockford, Illinois 61108-2100              Washington, D.C. 20036-3208
           212/407-7700                                  815/226-7700                              202/296-0500



                                December 7, 1994



Board of Directors                                   Board of Directors
First Colonial Bankshares Corporation                Firstar Corporation
30 North Michigan Avenue, Suite 300                  777 East Wisconsin Avenue
Chicago, Illinois 60602-0493                         Milwaukee, Wisconsin 53202


Gentlemen:

  In connection with the solicitation of proxies relating to the proposed merger ("Merger") of First Colonial Bankshares Corporation, a Delaware corporation ("First Colonial"), into Firstar Corporation of Wisconsin, a Wisconsin corporation ("FCW") and a wholly-owned subsidiary of Firstar Corporation, a Wisconsin corporation ("Firstar"), you have requested our opinion with respect to certain federal income tax consequences of the Merger. The Merger contemplates the acquisition by FCW of all the assets and liabilities of First Colonial in exchange for common stock, $1.25 par value, of Firstar, and associated Firstar preferred share purchase rights, and Series D convertible preferred stock, $1.00 par value, of Firstar pursuant to an Agreement and Plan of Reorganization, dated as of July 31, 1994 (the "Agreement"), and a related Plan of Merger, dated as of July 31, 1994 (together with the Agreement referred to herein as the "Merger Agreements"), entered into by First Colonial, Firstar and Firstar Corporation of Illinois, an Illinois corporation and wholly-owned subsidiary of Firstar ("FCI"), as predecessor to FCW.

  The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter
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Board of Directors
December 7, 1994
Page 2


our opinions, there can be no assurance that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. We express no opinion herein as to any issue of federal law other than those specifically considered herein. We also do not express any opinion as to any issue of state or local law.

  For the purposes indicated above, and based upon our review, the conditions set forth below, and representations made to us by First Colonial, Firstar and FCI, it is our opinion that:

  Provided the Merger qualifies as a statutory merger under applicable law, the Merger of First Colonial into FCW, pursuant to the Merger Agreements, will constitute a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code. First Colonial, FCW and Firstar will each be considered "a party to a reorganization" within the meaning of section 368(b) of the Code for purposes of this reorganization.

  In rendering this opinion, we have examined the Merger Agreements and such other documents as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and that the Merger will be consummated pursuant to the applicable states' laws in the manner set forth in the Merger Agreements. We have also assumed that any written representations and covenants of First Colonial, Firstar and FCI made in connection with rendering our opinion will be accurate and complete in all respects as of the time they are provided to us and as of the closing and that the obligations and rights of FCI under the Merger Agreements will be assumed by FCW pursuant to a statutory merger of FCI into FCW prior to the closing of the Merger. Any changes in these facts, or in the accuracy of these assumptions, representations or covenants, may necessitate reconsideration of our opinion and possibly result in different conclusions.

  Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of First Colonial and Firstar. The opinion is furnished to you pursuant to sections 8.02(d) and 8.03(c) of the Agreement and may not be used or relied upon for any other purpose and may not be circulated or otherwise referred to for any other purpose without our express written consent.


  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "Proposed Merger - Certain
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Board of Directors
December 7, 1994
Page 3


Federal Income Tax Consequences of the Merger" and "Opinions" in the Joint Proxy Statement - Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                      Very truly yours,


                                      /s/ Vedder, Price, Kaufman & Kammholz

                                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ